EXHIBIT 99.1

NEWS BULLETIN RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS JULY
SAME STORE SALES INCREASE FOUR PERCENT;
GUIDANCE FOR SECOND QUARTER EPS RAISED FROM
$0.40 TO A RANGE OF $0.42 TO $0.43 PER DILUTED SHARE

     PEMBROKE PINES, FL., August 7, 2003. Claire’s Stores, Inc. (NYSE:CLE) reported today that same store sales for the four weeks ended August 2, 2003 increased four percent. Total sales during that four-week period increased eight percent to $85,871,000 compared with $79,713,000 for the same period last year.

     Same store sales by brand for July were as follows:

•	Claire’s North America: positive mid single digits

•	Claire’s Europe: negative low single digits

•	Icing by Claire’s (Afterthoughts): positive low single digits

     Sales for the second quarter ended August 2, 2003, increased 11 percent to $265,201,000 compared with $238,584,000 for the second quarter of last year. Same store sales increased five percent compared with an increase of four percent in the second quarter of last year.

     For the first six months of fiscal 2004, sales increased 12 percent to $504,776,000 compared to sales of $449,089,000 for the comparable period last year. Year to date, same store sales increased six percent compared with an increase of one percent during the first six months of fiscal 2003.

     Bonnie Schaefer, acting Co-Chairman and CEO of Claire’s Stores, Inc. said, “Europe continues to be a challenging business environment, especially in France. The slowdown in sales in that country has led to certain merchandise categories being over-inventoried. We are addressing this situation by taking higher than normal promotions to move merchandise during the government regulated sales period. These additional promotions, however, negatively impacted our overall July same store sales performance in Europe. We expect trends in France to change as stores receive their fresh fall merchandise assortment. On a positive note, our European operations continue to benefit from improved foreign exchange rates, which are helping us to maintain strong margins in that region.”

     Marla Schaefer, acting Co-Chairman and CEO of Claire’s Stores, Inc. said, “On the domestic front, Claire’s North America and Icing by Claire’s performed well and are continuing to benefit from the strength in jewelry. The changes in buying practices instituted at Icing by Claire’s several months ago are beginning to take effect. While we do not expect highly visible results before September, the improvement in same store sales at Icing is early evidence that our actions are being well received by the Icing customer.

     We are raising our guidance with respect to second quarter EPS on a diluted basis from $0.40 to a range of $0.42 to $0.43, primarily as a result of stronger merchandise margins in both North America and Europe than earlier expected.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	SAME STORE
REPORTING PERIOD	FY 2004	FY 2003	CHANGE	CHANGE

February	$66,858	$59,042	13%	6%
March	$90,806	$83,551	9%	3%
April	$81,911	$67,912	21%	15%
May	$78,258	$67,803	15%	7%
June	$101,072	$91,068	11%	4%
July	$85,871	$79,713	8%	4%
Year to Date	$504,776	$449,089	12%	6%

Conference Call Information

The Company will host a conference call for the second quarter of Fiscal 2004 on Thursday August 21, 2003, at 10:00 a.m. (E.D.T.). The call in number is 312-470-0029 and the password is “Claire’s”. A replay will be available through Friday August 29, 2003, at 2:00 p.m. (E.D.T.). The replay number is 402-998-0758 and the password is 25247.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s Accessories (North America and Europe) and Icing by Claire’s. As of July 31, 2003, Claire’s Stores, Inc. operated approximately 2,800 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 100 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.).

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Ira Kaplan, Senior Vice President and CFO
Phone: (954) 433-3900, Fax: (954) 433-3999 or Email at ira.kaplan@claires.com